Exhibit 10.68

Basic Agreement Concerning Worker Dispatch

Translated From Japanese

OMC Card, Inc.

Inforidge Inc.

(Basic Agreement No. ###-##-####)

Basic Agreement Concerning Worker Dispatch

OMC Card, Inc. (“OMC Card”) and Inforidge Inc. (“Inforidge”) do hereby conclude this Basic Agreement and agree to the following basic provisions concerning the worker dispatch service provided by Inforidge. Unless otherwise provided, while it is in effect, the provisions of this agreement shall apply to all contracts, memorandums, notifications, etc. concerning individual worker dispatch and job introduction agreements concluded between the parties.

Article 1 (Procedures under the Worker Dispatch Law and the Employment Security Law)

In accordance with the Law Concerning the Establishment of Proper Operations by Worker Dispatch Services and the Maintenance of Working Conditions for Dispatched Workers (“Worker Dispatch Law”), Inforidge shall perform the necessary and prescribed procedures for dispatching workers to OMC Card, and in accordance with Article 30 of the Employment Security Law, it hereby assures and guarantees that it is in complete conformance to the law with respect to the necessary and prescribed procedures for operating a paid job placement service as well as that the number on its permit from the Health Minister is as it appears at the end of the agreement below.

Article 2 (Purpose)

The purpose of this agreement is to provide the basis for Inforidge to dispatch workers (“dispatched workers”) to OMC Card in accordance with the Worker Dispatch Law and this agreement, and for OMC Card to give the workers orders and instructions to carry out their duties.

Article 3 (General Provisions)

1.

Both parties shall take the necessary steps to ensure that they are in compliance with the Labor Standards Law and the Worker Dispatch Law as well as related enforcement ordinances, enforcement regulations, directives and any other relevant statutes with respect to the work of the dispatched workers.

2.	This agreement shall also apply to job introduction agreements (for workers dispatched from Inforidge with the intention of referring them to OMC Card after the dispatch agreement expires).

Article 4 (Responsibilities under Labor Laws)

1.	In principle, Inforidge shall bear the responsibilities of an employer under the Labor Standards Law, the Occupational Health and Safety Law and any other related laws.

2.

OMC Card shall work to ensure proper labor standards and a safe and hygienic workplace for the dispatched workers in accordance with the special provisions concerning application of the Labor Standards Law, the Occupational Health and Safety Law and other related laws as prescribed within the Worker Dispatch Law and its enforcement regulations.

Article 5 (Worker Dispatch Service Period)

In accordance with the provisions of Article 40.2 of the Worker Dispatch Law, OMC Card shall not utilize the worker dispatch service for a consecutive period exceeding that which is possible for Inforidge to offer the same at its office or other workplace (excluding those exceptions which are provided within the same article). Neither may Inforidge dispatch workers for longer than the allowable period.

Article 6 (Notification of Worker Dispatch Service Period)

1.

When OMC Card utilizes workers dispatched from Inforidge for a certain job at its office or other workplace for the first time, it shall conclude an individual worker dispatch agreement and notify Inforidge in writing of when the restrictions on the worker dispatch service period will take effect. However, this does not apply to the exceptions provided within Article 40.2 of the Worker Dispatch Law.

2.	In the event that OMC Card changes the period that it will utilize the worker dispatch service it shall notify Inforidge in writing.

3.

Inforidge shall notify OMC Card in writing at least one month in advance when the expiration date of the worker dispatch period approaches based on the notification it received from OMC Card as prescribed in paragraphs 1 and 2 of this article.

Article 7 (Selection of Appropriate Workers and Duties of Dispatched Workers)

Inforidge shall select the workers to be dispatched. It shall select appropriate workers with the necessary qualifications, skills, knowledge, health, experience, etc. to meet the needs of the job in order to fulfill its duties under this agreement.

Article 8 (Prohibition of Specifying Dispatched Workers)

OMC Card shall not attempt to specify the workers by requesting prior interviews, resumes, or personal information that would identify the worker. This does not apply when the worker himself or herself wishes to receive information from OMC Card or visit the workplace before the agreement is signed.

Article 9 (Protection of the Personal Information and Confidentiality of Dispatched Workers)

1.

The personal information of the dispatched workers which may be provided to OMC Card by Inforidge after taking steps to ensure that it has been protected is limited to the items listed in Article 35 of the Worker Dispatch Law and those items which pertain to the workers’ job skills. However, this does not apply if a worker is notified of the purpose of the request and his or her consent is obtained or there are other legal provisions for it.

2.	Neither party shall disclose the personal information of a dispatched worker or the details of the agreement to a third party without a justifiable reason.

Article 10 (Concluding Individual Agreements)

The contents of the work, number of people required, location of the workplace and other pertinent details concerning the worker dispatch shall be set forth in the individual worker dispatch agreements (including individual job introduction agreements; hereinafter referred to as “individual agreements”) in accordance with the provisions of Article 26.1 of the Worker Dispatch Law.

Article 11 (Notifications)

When either party is to use e-mail or faxes to send notification to the other, it shall do so in accordance with the prior arrangements made concerning the method of notification.

Article 12 (Responsibilities of Managers and Persons in Charge)

1.	In order to facilitate communication and smooth and appropriate dispatches, the parties shall each appoint someone to be in charge in accordance with articles 36 and 41 of the Worker Dispatch Law.

2.	The parties shall each appoint someone to be in charge of handling complaints made by dispatched workers.

3.	OMC Card shall appoint someone to provide instructions and orders directly to the dispatched worker concerning his or her specific duties.

Article 13 (Provision of Job Instructions)

1.	OMC Card may give the necessary orders to the dispatched worker for him or her to perform the assigned duties.

2.

Inforidge shall take the necessary steps to ensure that the dispatched worker follows the instructions of OMC Card with respect to the above as well as the order of the workplace, management of the facilities and other aspects of the job.

3.	OMC Card shall not use the dispatched worker for work that violates any of the terms of the dispatch as set forth in the individual agreements.

Article 14 (Handling of Money and Securities, Use of Automobiles, etc.)

In the event that OMC Card assigns the dispatched worker duties involving the handling of cash, securities or other valuable items, work that involves driving an automobile or other special responsibilities, the parties shall determine the terms separately.

Article 15 (Ensuring Proper Work is Performed)

In addition to implementing appropriate labor management activities, Inforidge shall train and instruct the worker to follow OMC Card’s orders as well as all relevant laws.

Article 16 (Sexual Harassment)

OMC Card shall take the appropriate steps to ensure that the dispatched worker is not subjected to sexual harassment within the workplace.

Article 17 (Maternity Protection)

1.

OMC Card shall take the appropriate steps to ensure that workers dispatched from Inforidge who are pregnant or have just given birth are given enough time to receive proper health-related guidance or health examinations.

2.

OMC Card shall take the appropriate steps to ensure that the provisions of the Equal Opportunity Law and the Labor Standards Law with respect to maternity protection are applied to workers dispatched from Inforidge.

Article 18 (Benefits and Welfare)

OMC Card shall make available to the dispatched workers from Inforidge the clinic, kitchen, recreational and other facilities regularly used by its other employees.

Article 19 (Safety, Hygiene, Work-related Disasters, etc.)

1.	Inforidge shall provide the training concerning safety and hygiene that is required by the Occupational Health and Safety Law to the worker before dispatching him or her to OMC Card.

2.	Inforidge shall conduct an annual health examination and dispatch only healthy workers to OMC Card.

3.

Inforidge shall bear the responsibilities of an employer under the Labor Standards Law and the Worker’s Accident Compensation Insurance Law with respect to accidents on the job, and the dispatched worker shall be covered under Inforidge’s accident insurance policy in the event of accidents occurring on the way to work.

4.	OMC Card shall provide the necessary assistance for Inforidge’s insurance claims.

Article 20 (Annual Paid Leave)

1.	In principle, Inforidge shall notify OMC Card in advance when it receives a request from the dispatched worker to take annual paid leave.

2.

OMC Card shall cooperate in providing the dispatched worker with annual paid leave. However, in the event that the day requested will interfere significantly with operations, OMC Card may request that the leave be rescheduled.

Article 21 (Handling of Complaints)

In the event that one of the parties receives a complaint from a dispatched worker, it must notify the person in charge immediately in accordance with Article 12.2 of this agreement, and the person in charge shall work promptly and in good faith to properly handle the complaint.

Article 22 (Replacement of Dispatched Workers)

1.

In the event that a dispatched worker does not properly perform the work, violates employment regulations, does not behave appropriately or does such a poor job that he or she is not fulfilling the intended purpose, OMC Card may request a replacement from Inforidge after providing the reason for said request.

2.

Even in such a case as described in the preceding paragraph, if Inforidge believes that improvement can be expected after taking the necessary measures with respect to the dispatched worker, it may provide instruction to the dispatched worker to rectify the situation with OMC Card’s consent.

3.	In case of injury or other unavoidable circumstances, Inforidge may replace the dispatched worker after obtaining the consent of OMC Card.

Article 23 (Prohibition of Use of Temporary Staff from a Third Party or Provision of Temporary Staff to a Third Party)

1.	Inforidge shall not dispatch workers to OMC Card that it has obtained from another temporary staffing agency.

2.	OMC Card shall not dispatch workers received from Inforidge to a third party.

Article 24 (Prohibition of Dispatching Members of Organized Crime)

Inforidge shall not dispatch members of organized crime as defined in Article 2.5 of the Law Concerning the Prevention of Unjust Acts by Members of Organized Crime or those who were involved in such organizations within the previous five (5) years.

Article 25 (Prohibition of Direct Hiring During Agreement Period)

1.

Neither OMC Card nor a related office shall directly hire dispatched workers during the worker dispatch service period. Neither shall OMC Card encourage a dispatched worker to cancel his or her contract with Inforidge or join another temporary staffing agency.

2.

In the event that OMC Card wishes to hire a dispatched worker during the contract period, the dispatch agreement shall be terminated upon consent by all three parties, and a new job introduction agreement shall be concluded.

Article 26 (Confidentiality)

1.

Inforidge shall not disclose to a third party any confidential information it learns about the operations of OMC Card through this agreement. This restriction shall continue to apply even after the expiration of this agreement.

2.	Inforidge shall also ensure that the dispatched worker observes his or her obligations with respect to the preceding paragraph.

3.

OMC Card shall not disclose to a third party any of the confidential information it learns about the dispatched worker or the operations of Inforidge through this agreement. This restriction shall continue to apply even after the expiration of this agreement.

4.	OMC Card may train the dispatched worker with respect to the management and handling of confidential information and may, through Inforidge, request that a non-disclosure agreement be signed.

Article 27 (Intellectual Property Rights)

In principle, any industrial property or intellectual property such as copyrights that arise during the course of duties performed by the dispatched worker shall belong to OMC Card.

Article 28 (Early Termination of Agreement)

1.

In the event that OMC Card wishes to terminate this agreement or an individual agreement early due to reasons of its own, it shall obtain the consent of Inforidge and inform Inforidge in writing no less than thirty (30) days in advance.

2.

In the event that the parties wish to terminate this agreement or an individual agreement early due to reasons outside the control of the dispatched worker, they shall make efforts to find another employment opportunity for the dispatched worker by acting as mediators or taking other such steps.

3.

In the event that a violation of the provisions of Article 24 of this agreement is discovered after an individual dispatch agreement has been concluded, OMC Card may immediately terminate the agreement involving the dispatched worker in question.

Article 29 (Limitations on Cancellation of Agreement)

OMC Card may not terminate this agreement or an individual agreement due to the nationality, religion, gender or social status of the dispatched worker or his or her legitimate participation in a labor union.

Article 30 (Cancellation of Agreement)

1.

In the event that one of the parties fails to meet its obligations under this agreement or an individual agreement without good reason and shows no intent to rectify the situation, the other party may cancel this agreement or any of the individual agreements in whole or in part.

2.	In the event that any of the following circumstances occurs, the other party may cancel this agreement or any of the individual agreements in whole or in part without any form of notice.

(1)	A check bounces, payment is stopped or one of the parties becomes insolvent.

(2)	One of the parties is forced into foreclosure, undergoes provisional seizure of its property, is ordered to temporarily suspend operations, petitions for auction or is subject to compulsory execution.

(3)	One of the parties is punished for failure to pay taxes or is subjected to some other governmental disposition.

(4)	One of the parties files for bankruptcy or is forced to undergo corporate rehabilitation or reorganization.

(5)	One of the parties suspends its operations or begins to liquidate.

(6)	One of the parties has its business license revoked or receives orders to discontinue or suspend its operations.

(7)

One of the other party’s directors or a worker dispatched from Inforidge commits a crime or other offense against public morals that is deemed to damage the other party’s reputation making it unfeasible to continue the agreement.

(8)	A legal reason arises to cancel the agreement.

(9)	Some other circumstance equivalent to one of the above arises.

3.

In the event that it becomes impossible to continue this or any of the individual agreements due to a natural disaster or other circumstance outside the control of either party, the agreement(s) may be cancelled in whole or in part based on mutual consent.

4.	According to the provisions of Article 29 of the Worker Dispatch Law, cancellation of this or any of the individual agreements is not retroactive.

Article 31 (Compensation for Damages)

1.

If during the course of the dispatched worker’s duties he or she causes damage to OMC Card either intentionally or due to extreme negligence, Inforidge shall be liable for the legally claimable damages. This shall not apply, however, in the event that the damage was done after the dispatched worker received orders from a superior or another employee of OMC Card (including cases of failure to provide the necessary caution or instructions).

2.

In the event that damages are due to both the intentional action or extreme negligence of the dispatched worker and the failure of the superior to provide proper instructions, the share of responsibility for the damages shall be determined by a discussion between the parties of this agreement.

3.	OMC Card shall inform Inforidge immediately upon becoming aware of damages for which a claim will be made.

Article 32 (Fees)

1.

OMC Card shall pay a dispatch fee to Inforidge for the services provided under this agreement. The amount of the fee shall be determined separately by discussion according to the contents of the work and set forth in an individual contract.

2.	In the event that economic circumstances change the fees may be amended, even during the contract period, upon agreement by both parties.

3.

In the event that labor disputes arise with OMC Card’s employees or the dispatched worker is unable to perform his or her duties due to circumstances that are the fault of OMC Card, Inforidge may still charge the dispatch fee.

Article 33 (Payment Terms)

Inforidge shall invoice OMC Card for the dispatch fee at the end of each month, and OMC Card shall pay the amount by bank transfer to Inforidge’s account (1126751) at Mizuho Bank’s Kanda Branch by the end of the following month.

Article 34 (Matters Requiring Discussion)

In the event that a difference of opinion arises with respect to this agreement, the parties shall work together in good faith to resolve the matter through discussion.

Article 35 (Agreed Jurisdiction)

All disputes arising out of or relating to this agreement shall be submitted to the Tokyo District Court as the court of first instance.

Article 36 (Expiration of Agreement)

This agreement shall be valid for a period of one (1) year from January 10, 2008. However, if neither party indicates a desire to cancel the agreement at least one (1) month prior to the expiration it will automatically be renewed for a period of one year, and the same shall apply thereafter.

Article 37 (Job Introduction Agreements)

1.	When concluding a job introduction agreement in accordance with the provisions of Article 3.2 of this agreement, the following changes shall be applied to the provisions of this agreement:

(1)

Regardless of the provisions of Article 5 of this agreement, OMC Card may not continue using a dispatched worker that is to be the subject of a job introduction agreement for more than six (6) months. Neither may Inforidge dispatch the worker in question for more than six (6) months.

(2)

In accordance with the provisions of Article 26.7 of the Worker Dispatch Law, Article 8 of this agreement, which prohibits the specification of dispatched workers, shall not apply to job introduction agreements.

(3)

Regardless of the provisions of articles 32 and 33 of this agreement, the payment amount and method of the job introduction fee shall be determined in accordance with a separately concluded memorandum.

2.

When concluding a job introduction agreement, Inforidge shall first inform the worker to be dispatched and obtain his or her consent. In the event that a worker that is currently being dispatched is to be introduced to a job, the provisions of Article 25.2 of this agreement shall apply.

The parties do hereby enter into the above agreement, and in witness whereof, have signed two copies of the agreement, one for each party.

January 10, 2008

Funabashi Hiromichi

President & CEO

OMC Card, Inc.

2-16-4 Konan, Minato-ku, Tokyo

Hideki Anan, President & CEO

Inforidge, Inc.

1-13-12 Nishishinjuku, Shinjuku-ku, Tokyo

General Temporary Staffing Service Permit No. 13-04-0592

Paid Job Placement Service Permit No. 13-04-kk-0474